Exhibit 99.1

Legence Reports First Quarter 2026 Financial Results

Record Quarterly Revenues of $1.04 Billion, a 105% Increase from a Year Ago

Excluding Bowers Acquisition, Revenues (non-GAAP) Grew by 57% from a Year Ago1

Quarterly Adjusted EBITDA (non-GAAP) Increased 132% from Prior Year2

Record Total Backlog and Awards of $5.38 Billion, 104% Increase from a Year Ago, with Q1 Book-to-Bill of 1.2x

Establish Second Quarter 2026 Guidance for Revenue of $1.05 Billion - $1.1 Billion and Non-GAAP Adjusted EBITDA of $115 Million - $125 Million

Raise Full Year 2026 Guidance for Revenue to $4.1 Billion - $4.3 Billion and Non-GAAP Adjusted EBITDA of $470 Million - $490 Million

SAN JOSE, California – May 14, 2026 – Legence Corp. (Nasdaq: LGN) (“Legence” or the “Company”) today reported financial results for the first quarter ended March 31, 2026.

“Legence delivered a strong start to the year, as our first quarter 2026 results reflect robust demand and exceptional project execution across the platform,” said Jeff Sprau, Chief Executive Officer of Legence. “Revenues more than doubled year over year, from a combination of healthy organic growth in both Installation & Maintenance and Engineering & Consulting segments, alongside significant contributions from recent acquisitions, particularly The Bowers Group (“Bowers”). Our dedicated and skilled craftspeople and engineering professionals continue to deliver complex projects safely, efficiently, and at the highest standards for our customers. We maintain strong visibility into our business, with record quarter-ending backlog and awarded contracts, supported by solid demand and tailwinds across the diverse end markets that we serve.”

First Quarter 2026 Consolidated Results:

Revenues for the first quarter 2026 totaled $1.04 billion, an increase of 105.1% from $506.0 million for the first quarter 2025. Excluding the impact of the Bowers acquisition, non-GAAP revenue growth was 57.1%. Gross profit for the first quarter 2026 was $186.2 million with gross margin of 17.9%, compared to gross profit of $111.7 million and

[1]

Excludes impact of approximately $243.3 million of first quarter 2026 revenues from Bowers. Revenue growth (excluding Bowers) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” for more information.

[2]

Adjusted EBITDA is a non-GAAP financial measure. Definitions of non-GAAP financial measures and reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are included in the section titled “Non-GAAP Financial Measures.”

gross margin of 22.1% for the first quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests (previously referred to as “legacy profit interest units”) paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $193.8 million and non-GAAP Adjusted Gross Margin of 18.7% for the first quarter 2026, compared to non-GAAP Adjusted Gross Profit of $110.9 million and non-GAAP Adjusted Gross Margin of 21.9% for the first quarter 2025. Net income attributable to Legence for the first quarter 2026 was $16.1 million, or $0.13 per diluted share, compared to a net loss attributable to Legence of $21.2 million for the first quarter 2025. Net income for the first quarter 2026 was $17.4 million, compared to a net loss of $19.1 million for the first quarter 2025. Non-GAAP Adjusted EBITDA for the first quarter 2026 was $118.1 million, an increase of 132.4% from $50.8 million for the first quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of revenue growth (excluding Bowers), Adjusted Gross Profit, Adjusted Gross Margin, Adjusted EBITDA and Adjusted EBITDA Margin and a reconciliation of each to the most directly comparable GAAP measure.

Legence Corp. Consolidated Results
($ in thousands)	Three Months Ended March 31,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Revenues:
Engineering & Consulting	$165,801	16.0%	$145,447	28.7%	$20,354	14.0%
Installation & Maintenance	872,092	84.0%	360,506	71.3%	511,586	141.9%

Consolidated Revenues	$1,037,893	100.0%	$505,953	100.0%	$531,940	105.1%

	Three Months Ended March 31,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Gross Profit:
Engineering & Consulting	$50,413	30.4%	$59,653	41.0%	$(9,240)	(15.5)%
Installation & Maintenance	135,741	15.6%	52,051	14.4%	83,690	160.8%

Consolidated Gross Profit	$186,154	17.9%	$111,704	22.1%	$74,450	66.6%

Non-GAAP Adjusted Gross Profit	$193,846	18.7%	$110,871	21.9%	$82,975	74.8%

Non-GAAP Adjusted EBITDA	$118,101	11.4%	$50,819	10.0%	$67,282	132.4%

Engineering & Consulting Segment Results:

Engineering & Consulting segment revenue for the first quarter 2026 totaled $165.8 million, an increase of 14.0% from $145.4 million for the first quarter 2025, driven by higher demand for Program & Project Management services primarily from education, data centers & technology and other clients including hospitality & entertainment, partially offset by lower revenue from Engineering & Design services primarily from education and mixed use clients.

Engineering & Consulting segment gross profit for the first quarter 2026 totaled $50.4 million, a decrease of 15.5% from $59.7 million for the first quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted Gross Profit of $55.0 million and non-GAAP Adjusted Gross Margin of 33.2% for the first quarter 2026, compared to non-GAAP Adjusted Gross Profit of $59.2 million and non-GAAP Adjusted Gross Margin of 40.7% for the first quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The decrease in non-GAAP Adjusted Gross Profit was primarily driven by lower non-GAAP Adjusted Gross Margin, partially offset by higher revenue. The decrease in non-GAAP Adjusted Gross Margin was primarily driven by a higher percentage of subcontractor expenses, a revenue mix shift towards the Program & Project Management service line and lower Engineering & Design margins.

Engineering & Consulting Segment Results
($ in thousands)	Three Months Ended March 31,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Engineering & Design	$97,571	58.8%	$106,542	73.3%	$(8,971)	(8.4)%
Program & Project Management	68,230	41.2%	38,905	26.7%	29,325	75.4%

Engineering & Consulting Revenues	$165,801	100.0%	$145,447	100.0%	$20,354	14.0%

	Three Months Ended March 31,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Engineering & Consulting Gross Profit	$50,413	30.4%	$59,653	41.0%	$(9,240)	(15.5)%
Engineering & Consulting Non-GAAP Adjusted Gross Profit	$55,022	33.2%	$59,218	40.7%	$(4,196)	(7.1)%

Installation & Maintenance Segment Results:

Installation & Maintenance segment revenue for the first quarter 2026 totaled $872.1 million, an increase of 141.9% from $360.5 million for the first quarter 2025. Excluding the impact of the Bowers acquisition, non-GAAP Installation & Maintenance segment revenues grew by 74.4% over the comparable periods.3 The increase was driven by robust demand for our Installation & Fabrication services, primarily from data centers & technology clients. The increase in Maintenance & Service revenue was primarily from data centers & technology, education, life sciences & healthcare, and state & local government clients. See the section titled “Non-GAAP Financial Measures” for more information about non-GAAP revenue growth (excluding Bowers).

Installation & Maintenance segment gross profit for the first quarter 2026 totaled $135.7 million, an increase of 160.8% from $52.1 million for the first quarter 2025. Excluding the impact of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence, we generated non-GAAP Adjusted

[3]

Excludes impact of approximately $243.3 million of first quarter 2026 revenues from Bowers. Revenue growth (excluding Bowers) is a non-GAAP financial measure. See the section titled “Non-GAAP Financial Measures” for more information.

Gross Profit of $138.8 million and non-GAAP Adjusted Gross Margin of 15.9% for the first quarter 2026, compared to non-GAAP Adjusted Gross Profit of $51.7 million and non-GAAP Adjusted Gross Margin of 14.3% for the first quarter 2025. Refer to “Non-GAAP Financial Measures” for definitions of Adjusted Gross Profit and Adjusted Gross Margin and a reconciliation of each to the most directly comparable GAAP measure. The increase in non-GAAP Adjusted Gross Profit was primarily driven by revenue growth, as well as higher non-GAAP Adjusted Gross Margin. The increase in non-GAAP Adjusted Gross Margin was primarily due to strong project execution and greater economies of scale in customer fulfillment support costs.

Installation & Maintenance Segment Results
($ in thousands)	Three Months Ended March 31,
	2026		2025		Year over Year Change
	$	%	$	%	$	%
Segment Revenues:
Installation & Fabrication	$758,592	87.0%	$289,682	80.4%	$468,910	161.9%
Maintenance & Service	113,500	13.0%	70,824	19.6%	42,676	60.3%

Installation & Maintenance Revenues	$872,092	100.0%	$360,506	100.0%	$511,586	141.9%

	Three Months Ended March 31,
	2026		2025		Year over Year Change
	$	% Margin	$	% Margin	$	%
Installation & Maintenance Gross Profit	$135,741	15.6%	$52,051	14.4%	$83,690	160.8%
Installation & Maintenance Non-GAAP Adjusted Gross Profit	$138,824	15.9%	$51,653	14.3%	$87,171	168.8%

Backlog and Awarded Contracts and Book-to-Bill Ratio

Backlog and awarded contracts totaled $5.38 billion at March 31, 2026, an increase of 103.9% from $2.64 billion at March 31, 2025. The consolidated book-to-bill ratio for the three-month period ended March 31, 2026 was 1.2x. Engineering & Consulting segment backlog and awarded contracts increased by 12.9% year over year, primarily from growth in the state & local government and education end markets. Installation & Maintenance segment backlog and awarded contracts increased by 150.7% year over year, primarily from the acquisition of Bowers and strong growth in the data center & technology end market.

Backlog and Awarded Contracts
($ in thousands)
	As of March 31,		Year over Year Change
	2026	2025	$	%
Engineering & Consulting	$1,011,678	$896,295	$115,383	12.9%
Installation & Maintenance	4,371,172	1,743,580	2,627,592	150.7%

Total Backlog and Awarded Contracts	$5,382,850	$2,639,875	$2,742,975	103.9%

Book-to-bill ratio for the three months ended March 31	1.2x	1.4x

Balance Sheet

At March 31, 2026, the Company had cash and equivalents of approximately $244.6 million and total debt4 of approximately $1.02 billion. As a result, net leverage was 2.1 times, based on non-GAAP Adjusted EBITDA of the Company for the last 12 months ended March 31, 2026 (“Legence LTM adjusted EBITDA”). When including non-GAAP EBITDA of Bowers for the nine months ended December 31, 2025 together with Legence LTM adjusted EBITDA, adjusted net leverage was 1.8 times. Refer to “Non-GAAP Financial Measures” for definitions of net leverage and adjusted net leverage and related reconciliations.

Guidance

Legence announces the following guidance for the second quarter of 2026:

•	Total revenues of $1.05 billion to $1.1 billion; and

•	Non-GAAP Adjusted EBITDA of $115 million to $125 million.

Legence revises guidance for full year 2026 as follows:

•	Total revenues of $4.1 billion to $4.3 billion, up from $3.7 billion to $3.9 billion; and

•	Non-GAAP Adjusted EBITDA of $470 million to $490 million, up from $400 million to $430 million.

Conference Call

Legence will host a webcast and conference call to discuss its financial results on May 14, 2026 at 10:00 a.m. (Eastern Time). The webcast link to the call and the slide presentation to accompany the call remarks can be accessed on the Company’s website at https://investors.wearelegence.com/. A replay of the webcast can be accessed through the same webcast link on the Company’s website shortly after the call and will be available through June 14, 2026.

About Legence

Legence is a leading provider of engineering, consulting, installation, and maintenance services for mission-critical systems in buildings. The Company specializes in designing, fabricating, and installing complex HVAC, process piping, and other mechanical, electrical and plumbing (MEP) systems—enhancing energy efficiency, reliability, and sustainability in new and existing facilities. Legence also delivers long-term performance through strategic upgrades and holistic solutions. Serving some of the world’s most technically demanding sectors, Legence counts over 60% of the Nasdaq-100 Index among its clients.

[4]	Total debt defined as Term Loan balance of $995.3 million and Notes Payable balance of $26.2 million.

Forward-Looking Statements

Some of the information in this press release may contain “forward-looking statements.” All statements, other than statements of historical fact, included in this press release including, without limitation, those relating to our strategy, future operations, financial position and guidance, estimated revenues and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, words such as “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “plan,” “potential,” “predict,” “forecast,” “budget,” “project,” “future,” “will,” “seek,” “foreseeable,” the negative versions of these words and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are not historical facts but rather are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and it is possible that the results described in this press release will not be achieved. Such statements are subject to a number of assumptions, risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, but not limited to: changes to economic and regulatory conditions and other trends in the markets in which we operate; our ability to compete effectively in our target markets; the business plans or financial condition of our customers; the impact of acquired companies, including Bowers, on our organization and the ability to recognize the anticipated benefits of such acquisitions; the regulations related to environmental, health and safety matters; the ability to receive necessary government permits and approvals; the future availability and price of materials and equipment necessary for the performance of our business; the risks associated with inflation, interest rates, recessionary economic conditions and commodity prices; the fact that we outsource various elements of the services we sell and use materials and equipment produced by third parties; our clients’ reliance on third party financing; the recognition of all revenues from our backlog and awarded contracts; our receipt of all payments anticipated under awarded projects and customer contracts; the maintenance of safe work sites and equipment; restrictions imposed by our existing and any future indebtedness; our exposure to costs and liabilities under environmental, health and safety laws; misconduct and errors by employees, subcontractors, partners or third party service providers; and the other risks described under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (the “SEC”) on March 30, 2026 (the “Annual Report”), and in other documents subsequently filed by the Company from time to time with the SEC. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified in their entirety by the statements in this section, to reflect events or circumstances after the date of this press release. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Annual Report and in the Company’s subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements.

Contact

Media: media@wearelegence.com

Investor Relations: ir@wearelegence.com

Legence Corp.

Condensed Consolidated Statements of Operations

(In thousands, except per share data) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Revenue	$1,037,893	$505,953
Cost of revenue	851,739	394,249

Gross profit	186,154	111,704
Selling, general and administrative	116,095	69,459
Depreciation and amortization	36,828	26,092
Acquisition-related costs	11,432	157
Gain on sale of property and equipment	(64)	(98)
Equity in earnings of joint venture	(504)	(460)

Income from operations	22,367	16,554
Other expense (income):
Interest expense (including $1,680 and $4,296 for the three months in 2026 and 2025, respectively, from related parties)	17,000	29,641
Interest income	(1,320)	(755)
Credit agreement amendment fees	3,243	2,877
Other income, net	(569)	(108)

Total other expense, net	18,354	31,655

Income (loss) before income tax	4,013	(15,101)
Income tax (benefit) expense	(13,381)	4,038

Net income (loss)	17,394	(19,139)
Net income attributable to noncontrolling interests	1,300	2,074

Net income (loss) attributable to Legence	$16,094	$(21,213)

Earnings per share:
Basic	$0.24
Diluted	$0.13
Weighted-average Class A Common Stock outstanding
Basic	67,151
Diluted	108,431

Legence Corp.

Condensed Consolidated Balance Sheets

(In thousands) (Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$244,620	$230,166
Accounts receivable, net	827,255	584,060
Contract assets, net	355,750	259,941
Prepaid expenses and other current assets	42,974	36,179

Total current assets	1,470,599	1,110,346
Property and equipment, net of accumulated depreciation of $106,729 and $98,650 as of March 31, 2026 and December 31, 2025, respectively	115,361	92,333
Operating lease right-of-use assets (including $19,082 and $20,025 as of March 31, 2026 and December 31, 2025, respectively, from related parties)	143,794	117,139
Goodwill	841,958	764,336
Intangible assets, net	843,266	551,420
Other assets	68,130	43,822

Total assets	$3,483,108	$2,679,396

Liabilities and Equity
Current liabilities:
Accounts payable	$350,316	$246,161
Accrued compensation and benefits	120,264	68,064
Accrued and other current liabilities	73,849	16,475
Contract liabilities	543,280	339,462
Current portion of operating lease liabilities (including $3,946 and $3,920 as of March 31, 2026 and December 31, 2025, respectively, from related parties)	27,402	21,300
Current portion of long-term debt	18,297	16,694

Total current liabilities	1,133,408	708,156
Long-term debt, net of current portion (including $96,545 and $84,735 as of March 31, 2026 and December 31, 2025, respectively, from related parties)	1,008,769	812,398
Operating lease liabilities, net of current portion (including $16,290 and $17,282 as of March 31, 2026 and December 31, 2025, respectively, from related parties)	123,250	103,762
Tax receivable agreement liability—related party	208,838	207,448
Deferred tax liabilities, net	45,149	46,714
Other long-term liabilities	12,655	12,123

Total liabilities	2,532,069	1,890,601
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding as of March 31, 2026 and December 31, 2025	—	—
Class A common stock $0.01 par value, 1,000,000,000 shares authorized, 67,338,099 and 63,856,975 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	673	638
Class B common stock $0.01 par value, 200,000,000 shares authorized, 40,699,833 and 41,479,954 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	407	415
Additional paid-in capital	796,998	701,791
Accumulated deficit	(293,855)	(309,949)
Accumulated other comprehensive (loss) income	1,221	(698)

Total Legence stockholders’ equity	505,444	392,197
Noncontrolling interests	445,595	396,598

Total stockholders’ equity	951,039	788,795

Total liabilities and stockholders’ equity	$3,483,108	$2,679,396

Legence Corp.

Condensed Statements of Cash Flows

(In thousands) (Unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income (loss)	$17,394	$(19,139)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Amortization of intangible assets	32,554	21,462
Depreciation of property and equipment	9,722	7,889
Amortization of debt issuance costs and discounts	425	1,084
Stock-based compensation	36,652	(4,458)
Compensation expense - Performance Interests	3,763	—
Deferred taxes	(19,321)	(1,452)
Equity in earnings of joint venture	(504)	(460)
Operating lease right-of-use asset lease expense	6,877	4,001
Other	31	(200)
Changes in operating assets and liabilities:
Accounts receivable, net	(59,199)	32,451
Contract assets	(25,711)	(9,991)
Prepaid expenses and other current assets	(1,549)	(664)
Accounts payable	26,144	(5,733)
Accrued compensation and benefits	24,044	11,009
Accrued and other current liabilities	(5,856)	1,919
Contract liabilities	79,141	(4,932)
Operating lease liabilities, current and long-term	(5,153)	(3,272)
Other long-term assets and liabilities	658	(53)

Cash provided by operating activities	120,112	29,461

Cash flows from investing activities:
Purchases of property and equipment	(17,822)	(5,364)
Consideration paid for acquisitions, net of cash acquired	(281,330)	(453)
Proceeds from sale of property and equipment	133	67

Cash used in investing activities	(299,019)	(5,750)

Cash flows from financing activities:
Term loan borrowings (including $15,000 and $2,495 in 2026 and 2025, respectively, from related parties)	200,000	2,495
Term loan payments	(2,494)	(6,604)
Revolver borrowings	25,000	—
Revolver payments	(25,000)	—
Notes payable payments	(1,905)	(3,379)
Finance lease payments	(1,288)	(849)
Debt issuance costs	(892)	—
Payments for deferred offering costs	(60)	(7,416)

Cash provided by (used in) financing activities	193,361	(15,753)

Increase in cash and cash equivalents	14,454	7,958
Cash and cash equivalents, beginning of period	230,166	81,167

Cash and cash equivalents, end of period	$244,620	$89,125

Non-GAAP Financial Measures

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

In addition, this press release includes certain projections of the non-GAAP financial measure Adjusted EBITDA. Due to the high variability and difficulty in making accurate forecasts and projections of some of the information excluded from these projected measures, together with some of the excluded information not being ascertainable or accessible, the Company is unable to quantify certain amounts that would be required to be included in the most directly comparable GAAP financial measures without unreasonable effort. Consequently, no disclosure of estimated comparable GAAP measures is included and no reconciliation of the forward-looking non-GAAP financial measures is included.

Revenue Growth (excluding Bowers)

This press release discloses consolidated revenue growth of Legence of 57.1%, and revenue growth of Legence’s Installation & Maintenance segment of 74.4%, for the quarter ended March 31, 2026, compared to the quarter ended March 31, 2025, the calculation of which, in each case, excludes the impact of approximately $243.3 million of first quarter 2026 revenues from Bowers. Such metrics are not calculated in accordance with GAAP. Management believes such metrics provide investors with useful supplemental information regarding the Company’s organic revenue performance by presenting revenue growth without giving effect to the impact of the Bowers acquisition. As calculated in accordance with GAAP, revenue growth of Legence was 105% (based on first quarter 2026 and 2025 consolidated revenues of $1.04 billion and $506.0 million, respectively), and revenue growth of Legence’s Installation & Maintenance segment was 141.9% (based on first quarter 2026 and 2025 I&M segment revenues of $872.1 million and $360.5 million, respectively), for the quarter ended March 31, 2026 compared to the quarter ended March 31, 2025.

Adjusted EBITDA and Adjusted EBITDA Margin; Net Leverage and Adjusted Net Leverage

Adjusted EBITDA and Adjusted EBITDA Margin are financial measures not presented in accordance with GAAP but are intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Adjusted EBITDA is defined as net income (loss) adjusted to exclude, or otherwise reflect, interest expense, interest income, income tax (benefit) expense, depreciation and amortization, credit agreement amendment fees, goodwill impairment, long-lived asset impairment, net gain on sale and disposition of property and equipment, loss on debt extinguishment, acquisition and integration costs, system deployment costs, strategic initiative costs, indemnification asset adjustments, Tax Receivable Agreement liability remeasurements and stock-based and other non-cash compensation expense (benefit). Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Adjusted EBITDA and Adjusted EBITDA Margin should not be considered alternatives to net income (loss) or net income (loss) margin, respectively, as determined in accordance with GAAP. Management believes that the exclusion of the above-described items from net income (loss) in the presentation of the non-GAAP measures identified above enables us and our investors to more effectively evaluate our operations period over period and to identify operating trends that might not be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes these measures may be useful for investors in comparing our operating results with those of other companies.

Net leverage is defined as net debt of Legence divided by Adjusted EBITDA of Legence, and adjusted net leverage is defined as net debt of Legence divided by LTM combined adjusted EBITDA. Net debt includes total balance sheet debt, excluding finance lease liabilities, less cash and cash equivalents. LTM combined adjusted EBITDA is the sum of (1) adjusted EBITDA of Legence for the 12-month period ended March 31, 2026 (or “Legence LTM adjusted EBITDA”) and (2) EBITDA of Bowers for the nine month period ended December 31, 2025 (“Bowers EBITDA”), which is based on certain unaudited financial information of Bowers for the three months ended December 31, 2025 and audited financial information of Bowers for the year ended September 30, 2025. Bowers EBITDA is defined as net income, plus depreciation and amortization, interest income and income tax expense. The Company believes these non-GAAP measures are useful to investors as they provides alternative information that management believes to be useful in assessing (including, in the case of adjusted net leverage, on a combined basis giving effect to the Bowers acquisition) our ability to meet our payment obligations in addition to considering the absolute amount of our debt.

The following table provides a reconciliation (the “Legence adjusted EBITDA Reconciliation”) of our net income (loss), the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA, and a calculation of Adjusted EBITDA Margin for the periods indicated (in thousands):

	Three Months Ended March 31,		Year Ended December 31,	Twelve Months Ended March 31,
	2026	2025	2025	2026
Net income (loss)	$17,394	$(19,139)	$(77,303)	$(40,770)
Interest expense	17,000	29,641	101,778	89,137
Interest income	(1,320)	(755)	(4,488)	(5,053)
Income tax (benefit) expense	(13,381)	4,038	22,161	4,742
Depreciation and amortization	42,276	29,351	114,288	127,213
Credit agreement amendment fees(1)	3,243	2,877	6,302	6,668
Goodwill impairment(2)	—	—	24,966	24,966
Long-lived asset impairment(3)	—	—	2,415	2,415
Net gain on sale and disposition of property and equipment	(64)	(98)	(326)	(292)
Loss on debt extinguishment	—	—	6,651	6,651
Acquisition and integration costs(4)	11,693	1,468	8,436	18,661
System deployment costs(5)	—	1,106	2,140	1,034
Strategic initiative costs(6)	1,199	6,788	17,092	11,503
Indemnification asset adjustments(7)	(105)	—	3,796	3,690
Tax Receivable Agreement liability remeasurements(8)	(249)	—	2,914	2,665
Stock-based and other non-cash compensation expense (benefit)(9)	40,415	(4,458)	68,003	112,877

Adjusted EBITDA	$118,101	$50,819	$298,825	$366,107
Net income (loss) margin	1.7%	(3.8)%	(3.0)%	(1.3)%
Adjusted EBITDA margin	11.4%	10.0%	11.7%	11.9%

(1)	Represents costs incurred in connection with our debt refinancings in each of the periods presented.
(2)	Refer to the “Part II, Item 8. Financial Statements and Supplementary Data, Note 5—Goodwill and Intangible Assets” section of our annual report on Form 10-K for the year ended December 31, 2025.
(3)

Refer to the “Part II, Item 8. Financial Statements and Supplementary Data, Note 2—Summary of Significant Accounting Policies, Long-Lived Assets Impairment” section of our annual report on Form 10-K for the year ended December 31, 2025.

(4)

For the three months ended March 31, 2026 and 2025, the figures include $11.4 million and $0.2 million, respectively, of acquisition costs recorded in acquisition-related costs and $0.3 million and $1.3 million, respectively, of acquisition integration costs recorded in selling, general and administrative costs in the Condensed Consolidated Statements of Operations.

(5)	Represents consulting and initial upfront costs associated with implementing and optimizing certain enterprise resource planning systems.
(6)

Represents (i) consulting, legal, accounting, and other expenses in connection with non-recurring extraordinary company transactions, including fees related to our IPO that did not meet the requirements to be deferred issuance costs and (ii) consulting, legal, accounting, and other expenses in connection with secondary offerings conducted on behalf of our selling shareholders.

(7)

Represents adjustments to an indemnification asset related to unrecognized tax benefits acquired in a prior acquisition recorded in Other income, net on the Condensed Consolidated Statements of Operations and is fully offset in Income tax (benefit) expense on the Condensed Consolidated Statements of Operations.

(8)	Tax Receivable Agreement liability remeasurements are recorded in Other income, net on the Condensed Consolidated Statements of Operations.
(9)	Includes compensation expense for legacy Series A Interests and Restricted Series C Interests, as well as RSUs and stock options.

The following table provides a reconciliation (the “Bowers EBITDA Reconciliation”) of net income of Bowers, the most directly comparable financial measure presented in accordance with GAAP, to Bowers EBITDA for the nine months ended December 31, 2025:

The Bowers Group, Inc. Consolidated Results
($ in thousands)	Nine Months Ended December 31, 2025
Net Income	$69,991
Interest Income	(1,872)
Income Tax Expense	3,532
Depreciation and Amortization	1,325

EBITDA	$72,976

The following table, taken together with the Legence adjusted EBITDA Reconciliation and the Bowers EBITDA Reconciliation, presents the calculation of LTM combined adjusted EBITDA:

LTM combined adjusted EBITDA
($ in thousands)	Three Months Ended March 31, 2026	Nine Months Ended December 31, 2025	Twelve Months Ended March 31, 2026
Legence Adjusted EBITDA	$118,101	$248,006	$366,107
Bowers EBITDA		72,976	72,976

LTM combined adjusted EBITDA			$439,083

The following table presents the calculation of net leverage and adjusted net leverage:

($ in thousands)	March 31, 2026
Cash	$244,620
Term Loan	995,278
Notes Payable	26,167

Total Debt(1)	1,021,445
Net Debt(1)	776,825
Legence LTM adjusted EBITDA	$366,107
Net Leverage	2.1
LTM combined adjusted EBITDA(2)	$439,083
Adjusted Net Leverage	1.8

(1)	Excludes $12.8 million finance leases in March 31, 2026
(2)	Represents the sum of (a) Adjusted EBITDA of Legence for the 12-month period ended March 31, 2026 and (b) EBITDA of Bowers for the nine month period ended December 31, 2025

Adjusted Gross Profit and Adjusted Gross Margin

Adjusted Gross Profit is a financial measure not presented in accordance with GAAP but is intended to provide useful and supplemental information to investors and analysts as they evaluate our performance. Gross profit is defined as revenue less cost of revenue services. Adjusted Gross Profit is defined as gross profit adjusted to exclude compensation related to legacy Series A Interests and Restricted Series C Interests, where the payment of this expense is borne by entities outside of Legence Corp. Adjusted Gross Profit should not be considered an alternative to gross profit that is derived in accordance with GAAP. Adjusted Gross Margin is defined as Adjusted Gross Profit divided by revenue. Management believes that the exclusion of the above-described items from gross profit in the presentation of the non-GAAP measure identified above enables us and our investors to supplement the evaluation of our operations period over period and to identify operating trends that might not otherwise be apparent due to, among other reasons, the variable nature of these items, both in value and frequency, period over period. In addition, management believes this measure may be useful for investors in comparing our operating results with those of other companies.

The following table provides a reconciliation of our gross profit, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted Gross Profit for the periods presented herein (in thousands) and our Adjusted Gross Margin for the same periods:

	Three Months Ended March 31, 2026
	2026	2025
Gross Profit
Engineering & Consulting Segment	$50,413	$59,653
Installation & Maintenance Segment	135,741	52,051

Consolidated	$186,154	$111,704
Non-GAAP Adjustments:
Compensation related to legacy Series A Interests and Restricted Series C Interests(1)
Engineering & Consulting Segment	$4,609	$(435)
Installation & Maintenance Segment	3,083	(398)

Consolidated	$7,692	$(833)
Non-GAAP Adjusted Gross Profit:
Engineering & Consulting Segment	$55,022	$59,218
Installation & Maintenance Segment	138,824	51,653

Consolidated	$193,846	$110,871
Non-GAAP Adjusted Gross Margin:
Engineering & Consulting Segment	33.2%	40.7%
Installation & Maintenance Segment	15.9%	14.3%
Consolidated	18.7%	21.9%

(1)

Represents the portion of compensation related to legacy Series A Interests and Restricted Series C Interests paid for by entities outside of Legence Corp. and recorded in cost of revenue in the Condensed Consolidated Statements of Operations. Figures exclude the portion of stock-based compensation expense related to restricted stock units and other equity awards issued by Legence Corp.

Backlog and Awarded Contracts and Book-to-Bill Ratio

We believe that backlog and awarded contracts and book-to-bill ratio enable us to more effectively forecast our future results and working capital needs, as well as better identify future operating trends that may not otherwise be apparent. Backlog represents, as of any date of determination, the expected revenue values of the remaining performance obligations under our contracted fixed-price projects. Awarded contracts represents, as of any date of determination, the expected revenue values of projects awarded to us following a request for proposals but for which a formal contract has not yet been signed. We calculate our book-to-bill ratio by taking our additions to backlog and awarded contracts, excluding additions that were attained through acquisition, for the period, and dividing it by revenue from fixed-price contracts for the same period. Given that backlog and awarded contracts and book-to-bill ratio are operational measures and that our methodology for calculating each such measure does not meet the definition of a non-GAAP financial measure, as that term is defined by the SEC, a quantitative reconciliation for each is not required nor provided.